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                                                                   EXHIBIT 10.19

                        RESTRICTED STOCK AWARD AGREEMENT

         This Restricted Stock Award Agreement (the "Award") is made this 26th day of January, 2004 ("Date of Grant") by ServiceWare Technologies, Inc., a Delaware corporation (the "Company") to Kent F. Heyman (the "Grantee").

         WHEREAS, Grantee is receiving the Award as part of his compensation for services rendered to date; and

         WHEREAS, it is a condition to Grantee receiving the Award that Grantee execute and deliver to the Company this agreement evidencing the terms, conditions and restrictions applicable to the Restricted Stock (as hereinafter defined).

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Company hereby awards Restricted Stock to Grantee on the following terms and conditions:

         1. AWARD OF RESTRICTED STOCK. The Company hereby grants to Grantee a total of one hundred twenty-three thousand seventy-seven (123,077) shares of the Company's common stock (the "Restricted Stock") subject to the terms and conditions set forth below.

         2. RESTRICTIONS.

                  A. The Restricted Stock is being awarded to Grantee subject to the transfer and forfeiture conditions set forth in Paragraph B below (the "Restrictions"), which shall lapse, if at all, as described in
         Section 3 below. For purposes of this Award, the term Restricted Stock includes any additional shares of stock granted to the Grantee with respect to any Restricted Stock prior to the expiration of the Restricted Period (as defined in Section 3 below).

                  B. Grantee may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer (a "transfer") any of the Restricted Stock until the expiration of the Restricted Period. Any transfer or attempted transfer prior to such time shall be null and void and of no effect whatsoever. If the Grantee's employment with the Company terminates during the Restricted Period for any reason other than as set forth in Section 3 below, then the Grantee shall forfeit all of the Grantee's right, title and interest in and to the Restricted Stock as of the date of such termination and such Restricted Stock shall be reconveyed to the Company as of the date of such termination without further consideration or any act or action by the Grantee. The restrictions imposed under this Section 2 shall apply to all shares of the Company's common stock or other securities issued with respect to Restricted Stock hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the common stock of the Company.

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         3. EXIPRATION AND TERMINATION OF RESTRICTIONS. The Restrictions imposed under Section 2 above will expire on the earliest to occur of the following dates (the period prior to such expiration being referred to herein as the "Restricted Period"):

                  A. January 26, 2006

                  B. On the date of a "Change in Control" of the Company (as defined in Section 4 below);

                  C. Ninety (90) days after the termination of Grantee's employment with the Company by Grantee for Good Reason under the terms of Grantee's employment agreement with the Company;

                  D. Ninety (90) days after the termination of Grantee's employment with the Company by the Company without cause under the terms of Grantee's employment agreement with the Company; or

                  E. The date of the death or total disability of the Grantee.

         4. CHANGE IN CONTROL. For purposes of Section 3 above, "Change in Control" shall be defined as the occurrence of either or both of the following:

                  (i) The effective date or date of consummation of any transaction or series of transactions (other than a transaction to which only the Company and one or more of its subsidiaries are parties) pursuant to which the Company: (1) becomes a subsidiary of another corporation or business entity; (2) is merged or consolidated with or into another corporation or other business entity; (3) engages in an exchange of stock with another corporation; or (4) transfers, sells or otherwise disposes of all or substantially all of its assets to a single purchaser (other than the Grantee) or a group of purchasers (none of whom is the Grantee); provided, however, that this subsection
         (i) shall not be applicable to a transaction or series of transactions in which a majority of the capital stock of the surviving or resulting corporation immediately following such transaction or series of transactions, is owned or controlled by the holders of the Company's outstanding capital stock immediately before such transaction; or

                  (ii) The date upon which any person (other than the Grantee), group of associated persons acting in concert (none of whom is the Grantee) or corporation (other than a corporation in which the Grantee owns a controlling interest) becomes a direct or indirect beneficial owner of stock of the Company representing an aggregate of more than fifty percent (50%) of the votes then entitled to be cast at an election of directors of the Company; provided, however, that this subsection (ii) shall not be applicable to the acquisition of such stock interest by Thomas Unterberg and his affiliates or to an equity financing transaction or series of transactions, which are for the sole purpose of raising cash to finance the continuing operations of the Company.

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         5. ADJUSTMENTS. If the number of outstanding shares of common stock of the Company is changed as a result of stock dividend, stock split or the like without additional consideration to the Company, the number of shares of Restricted Stock subject to this Award shall be adjusted to correspond to the change in the outstanding shares of the Company's common stock.

         6. VOTING AND DIVIDENDS. Subject to the restrictions contained in
Section 2 hereof, Grantee shall have all rights of a stockholder of the Company with respect to the Restricted Stock, including the right to vote the shares of Restricted Stock and the right to receive any cash or stock dividends, including dividends of stock of a company other than the Company. Stock dividends issued with respect to the Restricted Stock shall be treated as additional shares of Restricted Stock (even if they are shares of a company other than the Company) that are subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued. If a dividend is paid in other property, the Grantee will be credited with the amount of property which would have been received had the Grantee owned a number of shares of common stock equal to the number of shares of Restricted Stock credited to his account. The property so credited will be subject to the same Restrictions and other terms and conditions applicable to the Restricted Stock and will be disbursed to Grantee in kind at the time the Restrictions lapse.

         7. DELIVERY OF SHARES. The shares of Restricted Stock will be issued in the name of the Grantee as Restricted Stock and will be held by the Company during the Restricted Period in certificated or uncertificated form. If a certificate for Restricted Stock is issued during the Restricted Period, such certificate shall be registered in the name of the Grantee and shall bear a legend in substantially the following form:

         "This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Award Agreement dated January 26, 2004, between the registered owner of the shares represented hereby and ServiceWare Technologies, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Agreement, copies of which are on file in the office of ServiceWare Technologies, Inc."

         The Grantee shall deposit with the Company a stock power, or powers, executed in blank and sufficient to reconvey the Restricted Shares to the Company upon any forfeiture of the Restricted Stock, in accordance with the provisions of this Agreement. Upon the expiration of the Restricted Period, all stock certificates and stock powers shall be released to Grantee.

         8. WITHHOLDING TAXES. The Company is entitled to withhold an amount equal to the Company's required minimum statutory withholding taxes for the respective tax jurisdiction attributable to any share of common stock or property deliverable in connection with the Restricted Stock. Grantee may satisfy any withholding obligation in whole or in part of electing to have the Company retain shares of the Restricted Stock having a Fair Market Value on the date of the expiration of the Restricted Period equal to the minimum amount to be withheld. Fair Market Value for this purpose shall be the closing price for a share of the Company's common stock on the last trading day before the date the Restrictions lapse.

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         9. OTHER RIGHTS. The grant of Restricted Stock does not confer upon
Grantee any right to continue in the employ of the Company or to interfere with the right of the Company to terminate Grantee's employment at any time.

         10. NOTICES. Any written notice under this Award shall be deemed given on the date that is three business days after it is sent by registered or certified mail, postage prepaid, addressed either to the Grantee at his address set forth below or to the Company at One Northshore Center, Suite 503, 12 Federal Street, Pittsburgh, Pennsylvania 15212. Any notice may be sent using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail) but no such notice shall be deemed to have been duly given unless and until it is actually received by the intended recipient. The Grantee and the Company may change the address to which notices are to be delivered by giving the other party notice in the manner set forth herein.

         11. NONTRANSFERABILITY. This Agreement and all rights hereunder are nontransferable and nonassignable by the Grantee, other than by the last will and testament of the Grantee or the laws of descent and distribution, unless the Company consents thereto in writing. Any transfer or attempted transfer except pursuant to the preceding sentence shall be null and void and of no effect whatsoever.

         12. SECTION 83(b) ELECTION. The Grantee may make an election to be taxed upon the grant of his Restricted Stock under Section 83(b) of the Internal Revenue Code of 1986, as amended. To effect such election, the Grantee must file an appropriate election with the Internal Revenue Service within thirty (30) days after the grant of the Restricted Stock and otherwise in accordance with the applicable Treasury Regulations.

         13. AMENDMENT. This Agreement may not be amended except by a writing signed by the Company and the Grantee.

         14. HEIRS AND SUCCESSORS. Subject to Section 11 above, this Agreement and all terms and conditions hereof shall be binding upon the Company and its successors and assigns, and upon the Grantee and his heirs, legatees and legal representatives.

         15. SEVERABILITY. The provisions of this Agreement, and of each separate section and subsection, are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

         16. GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Award shall be governed by and construed according to the internal law and not the law of conflicts of the State of Pennsylvania.

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         17. WAIVER. The failure of the Company to enforce at any time any provision of this Award shall in no way be construed to be a waiver of such provision or any other provision hereof.

         IN WITNESS WHEREOF, the Company has executed this Agreement as of day and year first above written.

                                           SERVICEWARE TECHNOLOGIES, INC.

                                           By: ________________________________

                                           Its: _______________________________

         The undersigned Grantee hereby accepts, and agrees to, all terms and provisions of the foregoing Award.

_____________________________
Kent F. Heyman
15 Stonebridge Lane
Pittsford, New York 14534

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